Southern Connecticut Bancorp, Inc. 8-K

Exhibit 10.2

SOUTHERN CONNECTICUT BANCORP, INC.

2005 STOCK OPTION AND AWARD PLAN

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made as of this 28th day of February, 2012, by and between Southern Connecticut Bancorp, Inc., a Connecticut corporation (the “Company”), and Joseph J. Greco (the “Award Recipient”).

WITNESSETH:

WHEREAS, the Company desires to grant to Award Recipient, and Award Recipient is prepared to accept, Common Stock of the Company as herein described, on the terms and conditions hereinafter set forth, and

WHEREAS, Award Recipient and the Company desire to provide for certain restrictions with respect to such stock, on the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is agreed between the parties hereto as follows:

1. Grant of Stock.  Award Recipient is being awarded by the Company 112,371 shares of its Common Stock, par value $0.01 (the “Stock”), effective on February 28, 2012.

2. Vesting Schedule.  The shares of Stock shall vest as follows: 37,457 shares shall vest on the date of this Agreement; 37,457 shares of Stock shall vest on the first business day of July 2012; and 37,457 shares of Stock shall vest on the first business day of January 2013.

No shares of Stock may be transferred by the Award Recipient prior to the date of vesting.

3. Acknowledgements of Award Recipient. The Award Recipient acknowledges and is aware that:

(a)   No federal or state agency has made any finding or determination as to the fairness for investment or any recommendations or endorsement of the Stock or the Company’s operations; and

(b)   The Company may from time to time issue additional equity securities to employees, investors, lenders and other parties.

4. Legends.  All certificates representing any shares of Stock subject to the provisions of this Agreement shall have endorsed thereon the following legend:

“Any disposition of any interest in the securities represented by this certificate is subject to restrictions contained in a certain agreement between the record holder hereof and the corporation, a copy of which will be mailed to any holder of this certificate without charge within 5 days of receipt by the corporation of a written request therefor.”

5. Transfers in Violations of Restrictions.  The Company shall not be required (i) to transfer on its books any shares of Stock of the Company that shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

6. Rights as Stockholder.  Subject to the provisions of this Agreement, Award Recipient shall, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Company with respect to the Stock including voting and dividend rights; provided that all unvested shares of Stock shall be held by the Company for the account of the Award Recipient.

7. Withholding.

(a)   No later than the date on which any Stock shall have become vested, the Award Recipient shall pay to the Company, or make arrangements satisfactory to the Company regarding payment, of any federal, state or local taxes of any kind required by law to be withheld with respect to any Stock which shall have become so vested.

(b)   The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Award Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to any Stock which shall have become so vested.

8. Section 83(b).  If the Award Recipient properly elects (in accordance with Section 83(b) of the Code) within 30 days after the issuance of the Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Stock, the Award Recipient shall pay to the Company, or make arrangements satisfactory to the Company to pay to the Company, upon such election, any federal, state or local taxes required to be withheld with respect to such Stock.  If the Award Recipient shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Award Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to such Stock, in addition to the rights set forth in paragraph 7, above.  The Award Recipient acknowledges that it is his sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) and any corresponding provisions of state lax laws if he elects to utilize such election.

9. Miscellaneous.

(a)   This Agreement shall inure to the benefit of the successors and assigns of the Company and be binding upon Award Recipient and his or her spouse and their respective heirs, executors, administrators, successors and assigns.

(b)           This Agreement may only be amended in a writing signed by the Company and the Award Recipient.  No waivers of or exceptions to any term, condition or provision of this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(c)           This Agreement shall be governed by, and shall be construed, enforced and administered in accordance with, the internal laws of the State of Connecticut, without regard to principles of conflicts or choice of law, except to the extent that such laws may be superseded by any federal law.

(d)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOUTHERN CONNECTICUT BANCORP, INC.

By:	/s/ Elmer F. Laydon
Name:	Elmer F. Laydon
Title:	Chairman

AWARD RECIPIENT:

By:	/s/ Joseph J. Greco
Name:	Joseph J. Greco